Exhibit 3.1
AMENDMENT TO AMENDED AND RESTATED BYLAWS
OF
RELM WIRELESS CORPORATION,
a Nevada corporation

Effective December 9, 2015, the Amended and Restated Bylaws of RELM WIRELESS CORPORATION, a Nevada corporation (the “Bylaws”), are hereby amended as follows:

A new Article VII is added to the Bylaws to read in its entirety as follows:

ARTICLE VII

NEVADA ACQUISITION OF CONTROLLING INTEREST ACT

Pursuant to NRS § 78.378, the Corporation shall not be subject to the provisions of Nevada Revised Statutes Sections 78.378 to 78.3793, inclusive (Acquisition of Controlling Interest), and specifically that the provisions of NRS §§ 78.378 to 78.3793 do not apply to the Corporation or to an acquisition of a controlling interest by existing or future stockholders.

All other provisions of the Bylaws remain the same.

CERTIFICATION

I hereby certify that I am the duly appointed and acting Secretary of RELM WIRELESS CORPORATION and that the foregoing amendment to the Bylaws of RELM WIRELESS CORPORATION was duly adopted and approved by the Board of Directors at a meeting held on the date set forth above.

Dated this 9th day of December, 2015.

/s/ William P. Kelly
Executive Vice President, Chief Financial Officer and Secretary